FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: February 7, 2019

MAXIMUS Reports Fiscal Year 2019 First Quarter Results
- Company Reiterates Full Year Revenue and Earnings Guidance -

(RESTON, Va. - February 7, 2019) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months ended December 31, 2018.

Highlights for the first quarter of fiscal year 2019 include:

•	Revenue grew 7% to $664.6 million compared to $623.1 million reported for the same period last year, driven by the citizen engagement center acquisition in the U.S. Federal Services Segment

•	Diluted earnings per share of $0.86 were better-than-expected due to strong operational delivery in the U.S. Health and Human Services Segment

•	Cash flows from operations of $59.3 million and free cash flow of $53.9 million

•	Year-to-date signed contract awards of approximately $224 million and contracts pending (awarded but unsigned) of approximately $743 million at December 31, 2018

•	Sales pipeline of $19.9 billion at December 31, 2018, of which 78% is new work

•	Purchased 650,000 shares of MAXIMUS common stock for a total cost of $41.3 million for an average price of $63.52

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, "MAXIMUS delivered solid first quarter results with good performance, most notably in our U.S. Health and Human Services Segment. We continue to make meaningful progress as we transform the customer experience with digital tools, expand our clinical-related services and extend our reach into new markets and customer areas."

For the first quarter of fiscal 2019, revenue totaled $664.6 million as compared to $623.1 million reported for the same period last year. Revenue growth from the acquisition was partially offset by unfavorable foreign currency translation of $7.2 million.

For the first quarter of fiscal 2019, operating income totaled $74.1 million, yielding an operating margin of 11.2% as compared to 12.8% for the same period last year. As expected, operating margin was lower due to the newly acquired citizen engagement center contracts that have cost-plus terms, and therefore generate operating margins in the mid-single digits.

For the first quarter of fiscal 2019, net income attributable to MAXIMUS totaled $55.9 million (or $0.86 of diluted earnings per share) and benefited from solid operational performance in the U.S. Health and Human Services Segment. This compares to first quarter of fiscal 2018 diluted earnings per share of $0.89.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

U.S. Health & Human Services Segment
U.S. Health and Human Services Segment revenue for the first quarter of fiscal 2019 decreased 3.3% to $294.2 million compared to $304.2 million reported for the same period last year. The decrease was principally due to the refresh or rebid of certain larger contracts in the portfolio.

Operating margin for the first quarter of fiscal 2019 was 19.0% compared to 16.2% reported for the prior-year period. Operating margins increased despite a pullback in revenue primarily due to solid operational performance across a number of health services contracts and a seasonally strong quarter in the domestic consulting business. Segment operating margin also benefited from cost synergies as a result of the acquisition in our U.S. Federal Services Segment.

U.S. Federal Services Segment
As expected, U.S. Federal Services Segment revenue for the first quarter of fiscal 2019 increased 63% to $217.0 million compared to $133.0 million reported for the same period last year. Acquired revenue from the citizen engagement center acquisition was $101.3 million. Excluding the acquisition, the Segment's organic revenue decreased primarily due to contracts ending, including temporary work supporting disaster relief efforts that bolstered revenue in the first quarter last year, as well as contracts acquired with the Acentia transaction that ended because they were re-procured under small business set-aside rules which precluded MAXIMUS from bidding.

Operating margin for the first quarter of fiscal 2019 was 9.8% compared to 12.6% reported for the prior-year period. With the newly acquired cost-plus contracts, we now expect operating margins in the Segment to be in the range of 8% to 10%.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal 2019 decreased 17% (14% on a constant currency basis) to $153.4 million compared to $185.9 million reported for the same period last year due to welfare-to-work contracts in Australia and the United Kingdom.

Operating margin for the first quarter of fiscal 2019 was 2.9% compared to 8.7% reported for the prior-year period.

The effects of a robust full employment economy continue to impact the Segment, tempering revenue and margin due to lower volumes in the segment's welfare-to-work business.

Sales and Pipeline
Year-to-date signed contract awards at December 31, 2018, totaled $224 million and contracts pending (awarded but unsigned) totaled $743 million.

The sales pipeline at December 31, 2018, was $19.9 billion (comprised of approximately $2.6 billion in proposals pending, $0.3 billion in proposals in preparation and $17.0 billion in opportunities tracking). The Company modified its pipeline reporting methodology beginning October 1, 2018. The three changes are: 1) reporting Total Contract Value (TCV) rather than Base Contract Value (BCV), 2) extending the time horizon for opportunities reported in the pipeline from six months to two years and 3) removing the value cap of $150 million on new work opportunities so that the estimated TCV will now be reported under this new methodology.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2018, totaled $54.7 million. For the three months ended December 31, 2018, cash flows from operations totaled $59.3 million, with free cash flow of $53.9 million.

At December 31, 2018, days sales outstanding (DSO) were 73 days after normalizing the calculation to include a full three months of revenue from the acquisition.

During the first quarter, MAXIMUS purchased 650,000 shares of MAXIMUS common stock for a total cost of $41.3 million for an average price of $63.52. Subsequent to December 31, 2018, MAXIMUS has purchased another 62,000 shares of common stock for a total cost of $4.1 million for an average price of $66.15.

On January 4, 2019, our Board of Directors declared a quarterly cash dividend of $0.25 for each share of our common stock outstanding. The dividend is payable on February 28, 2019, to shareholders of record on February 15, 2019.

Outlook
MAXIMUS is reiterating its fiscal 2019 revenue and earnings guidance. The Company expects revenue to range between $2.925 billion and $3.0 billion and GAAP diluted earnings per share to range from $3.55 to $3.75 for fiscal 2019.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, February 7, 2019, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 21, 2019. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13686904

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

In this news release, we use the following non-GAAP measures: organic revenue growth, constant currency and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, acquisitions, technology-driven innovations, digital transformation, market demand or acceptance of the Company’s current or future products or services, are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2018	2017
Revenue	$664,619	$623,148
Cost of revenue	505,354	471,188
Gross profit	159,265	151,960
Selling, general and administrative expenses	79,671	69,559
Amortization of intangible assets	5,458	2,718
Operating income	74,136	79,683
Interest expense	625	168
Other income, net	2,045	287
Income before income taxes	75,556	79,802
Provision for income taxes	19,833	19,850
Net income	55,723	59,952
(Loss)/income attributable to noncontrolling interests	(190)	861
Net income attributable to MAXIMUS	$55,913	$59,091
Basic earnings per share attributable to MAXIMUS	$0.86	$0.90
Diluted earnings per share attributable to MAXIMUS	$0.86	$0.89
Dividends paid per share	$0.25	$0.045
Weighted average shares outstanding:
Basic	64,827	65,866
Diluted	64,977	66,177

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2018	September 30, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,736	$349,245
Short-term investments	—	20,264
Accounts receivable — billed and billable	486,922	357,613
Accounts receivable — unbilled	124,385	31,536
Income taxes receivable	7,066	5,979
Prepaid expenses and other current assets	49,915	43,995
Total current assets	723,024	808,632
Property and equipment, net	81,352	77,544
Capitalized software, net	22,773	22,429
Goodwill	585,735	399,882
Intangible assets, net	204,553	88,035
Deferred contract costs, net	16,049	14,380
Deferred compensation plan assets	28,970	34,305
Deferred income taxes	209	6,834
Other assets	6,637	9,959
Total assets	$1,669,302	$1,462,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$152,532	$114,378
Accrued compensation and benefits	97,563	95,555
Deferred revenue	37,231	51,182
Income taxes payable	2,302	4,438
Long-term debt, current portion	5,124	136
Other liabilities	17,474	11,760
Total current liabilities	312,226	277,449
Deferred revenue, less current portion	22,275	20,394
Deferred income taxes	49,617	26,377
Long-term debt	120,321	374
Deferred compensation plan liabilities, less current portion	31,769	33,497
Other liabilities	15,715	17,490
Total liabilities	551,923	375,581
Shareholders’ equity:
Common stock, no par value	492,938	487,539
Accumulated other comprehensive loss	(42,673)	(36,953)
Retained earnings	664,332	633,281
Total MAXIMUS shareholders’ equity	1,114,597	1,083,867
Noncontrolling interests	2,782	2,552
Total equity	1,117,379	1,086,419
Total liabilities and equity	$1,669,302	$1,462,000

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2018	2017
Cash flows from operations:
Net income	$55,723	$59,952
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	11,231	13,719
Amortization of intangible assets	5,458	2,718
Deferred income taxes	16,511	5,707
Stock compensation expense	4,971	5,402

Change in assets and liabilities:
Accounts receivable — billed and billable	(69,890)	(44,381)
Accounts receivable — unbilled	20,198	5,535
Prepaid expenses and other current assets	(5,691)	6,019
Deferred contract costs	(1,757)	1,413
Accounts payable and accrued liabilities	26,564	11,387
Accrued compensation and benefits	377	(29,588)
Deferred revenue	(372)	(12,405)
Income taxes	(3,848)	9,642
Other assets and liabilities	(135)	2,877
Cash flows from operations	59,340	37,997

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(9,973)	(6,514)
Acquisition of part of noncontrolling interest	(421,809)	—
Redemption of short-term investments	19,996	—
Other	47	59
Cash used in investing activities	(411,739)	(6,455)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(16,033)	(2,930)
Purchases of MAXIMUS common stock	(40,984)	(1,038)
Tax withholding related to RSU vesting	(8,915)	(8,529)
Borrowings under credit facility	195,100	59,683
Repayment of credit facility and other long-term debt	(70,033)	(48,156)
Other	(133)	—
Cash used in financing activities	59,002	(970)

Effect of exchange rate changes on cash and cash equivalents	(1,068)	203

Net increase in cash, cash equivalents and restricted cash	(294,465)	30,775

Cash, cash equivalents and restricted cash, beginning of period (1)	356,559	179,727

Cash, cash equivalents and restricted cash, end of period (1)	$62,094	$210,502

(1)
As we noted in a Current Report on Form 8-K filed on December 14, 2018, we have made changes in our cash flow statements to comply with new accounting requirements. Most notably, we now include our restricted cash balances in the totals identified above. Our restricted cash is included in our balance sheet under the heading "prepaid expenses and other current assets" and totaled $7.4 million and $7.3 million at December 31, 2018, and September 30, 2018, respectively.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2018	% (1)	2017	% (1)
Revenue:
U.S. Health & Human Services	$294,213		$304,241
U.S. Federal Services	216,987		132,983
Outside the U.S.	153,419		185,924
Total	$664,619		$623,148

Gross Profit:
U.S. Health & Human Services	$88,031	29.9%	$84,231	27.7%
U.S. Federal Services	47,985	22.1%	33,358	25.1%
Outside the U.S.	23,249	15.2%	34,371	18.5%
Total	$159,265	24.0%	$151,960	24.4%

Selling, general, and administrative expense:
U.S. Health & Human Services	$32,139	10.9%	$34,805	11.4%
U.S. Federal Services	26,632	12.3%	16,648	12.5%
Outside the U.S.	18,808	12.3%	18,106	9.7%
Other (2)	2,092	NM	—	NM
Total (3)	$79,671	12.0%	$69,559	11.2%

Operating income:
U.S. Health & Human Services	$55,892	19.0%	$49,426	16.2%
U.S. Federal Services	21,353	9.8%	16,710	12.6%
Outside the U.S.	4,441	2.9%	16,265	8.7%
Amortization of intangible assets	(5,458)	NM	(2,718)	NM
Other (2)	(2,092)	NM	—	NM
Total	$74,136	11.2%	$79,683	12.8%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
Other selling, general & administrative expenses includes credits and costs not directly allocated to a particular segment. In the three month period ended December 31, 2018, these include $2.7 million of costs directly related to the acquisition of the citizen engagement centers business.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2018	2017
Cash flows from operations	$59,340	$37,997
Purchases of property and equipment and capitalized software costs	(9,973)	(6,514)
Capital expenditure as a result of acquisition (1)	4,542	—
Free cash flow	$53,909	$31,483

(1) Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition.

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM